AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 13, 2005

INVESTMENT COMPANY ACT FILE NO. 811-21590

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE

INVESTMENT COMPANY ACT OF 1940

AMENDMENT NO. _2_    [x ]

AIG STRATEGIC HEDGE FUND
 OF FUNDS

(Exact name of Registrant as specified in charter)

599 Lexington Avenue

New York, NY 10022

(Address of Principal Executive Offices)

Registrant's Telephone Number, including Area Code: (646) 735-0552

Robert Discolo

AIG Strategic Hedge Fund Of Funds

599 Lexington Avenue

New York, NY 10022

(Name and address of agent for service)

Please send copies of all communications to:

Jane A. Kanter Dechert LLP 1775 I Street, NW Washington, DC 20006	Jeffrey J. Hurd AIG Global Investment Corp. 70 Pine Street, 28th Floor New York, NY 10270

EXPLANATORY NOTE

This supplement is filed by AIG Strategic Hedge Fund of Funds ("Registrant") to amend and supplement the initial Registration Statement under the Investment Company Act of 1940, filed on June 9, 2004, and Amendment No. 1 under the Investment Company Act of 1940, filed on July 19, 2004, and to make other non-material changes. These filings are incorporated herein by reference. This filing amends and supplements and is not intended to otherwise supersede the Private Placement Memorandum of the Registrant dated July 19, 2004 (which was included in Amendment No.1).

This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940. Shares of beneficial interest in the Registrant are not being registered under the Securities Act of 1933, as amended ("Securities Act"), because such shares will be issued solely in private placement transactions that do not involve a "public offering" within the meaning of Section 4(2) of the Securities Act. The shares have not been registered under any state securities laws in reliance upon various exemptions provided by those laws. Investments in the shares of the Registrant may be made only by "accredited investors" within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any shares of the Registrant.

AIG STRATEGIC HEDGE FUND OF FUNDS ("Fund")

Supplement dated September 13, 2005

to the Private Placement Memorandum for the Fund dated July 19, 2004

The information included below in this Supplement is intended to update and/or replace information regarding the matters discussed that may be included in the current Private Placement Memorandum ("PPM") of the Fund.

Legal Proceedings

On May 26, 2005, the Office of New York Attorney General and the New York Superintendent of Insurance filed a civil complaint against American International Group, Inc. ("AIG") as well as its former Chairman and Chief Executive Officer and former Vice Chairman and Chief Financial Officer, in the Supreme Court of the State of New York. The complaint asserts claims under New York's Martin Act and Insurance Law, among others, and makes allegations concerning certain transactions entered into by AIG and certain of its subsidiaries, but in no case involving any subsidiary engaged in providing management, administrative or placement services to the Fund. The complaint seeks disgorgement, injunctive relief, punitive damages and costs, among other things.

As described elsewhere in the PPM, AIG is the indirect parent company and an affiliated person of the Manager and Administrator of the Fund, AIG Global Investment Corp. ("AIGGIC") and the Placement Agent of the Fund, AIG Equity Sales Corp. ("AIGESC"). Neither AIGGIC or AIGESC or their respective officers and directors, nor the Fund have been named in the complaint, and the complaint does not seek penalties against any of them.

Due to a provision in the law governing the operation of mutual funds, if the lawsuit were to result in an injunction being entered against AIG, then AIGGIC and AIGESC would need to obtain permission from the Securities and Exchange Commission to continue to service the Fund. While the Securities and Exchange Commission has granted this type of relief in the past to others in similar circumstances, there is no assurance that such relief would be granted.

APPENDIX B

PERFORMANCE RECORD OF SIMILAR ACCOUNTS

The following tables and charts provide information concerning the historical performance of a composite ("AIGGIG Hedge Fund of Funds Composite" or "Composite") of institutional private accounts, proprietary accounts and funds (including the Fund) managed by the Manager that have investment objectives, policies, strategies and risks substantially similar to those of the Fund (each, an "Account", and collectively, the "Accounts"). The data of the AIGGIG Hedge Fund of Funds Composite is provided to illustrate the past performance of the Manager in managing substantially similar investment accounts. This data does not represent the past performance of the Fund nor is it indicative of the future performance of the Fund or the Manager. Consequently, potential investors should not consider this performance data as an indication of the future performance of the Fund or the Manager and should not confuse this performance data with performance data for the Fund, which is provided in Appendix C.

The AIGGIG Hedge Fund of Funds Composite performance data relating to the historical performance of the Accounts was calculated on a total return basis and includes all losses. Accounts have been included in the AIGGIG Hedge Fund of Funds Composite as of either the date the Account was opened with the Manager or commenced operations. From January 1, 1988 through March 31, 2000, the AIGGIG Hedge Fund of Funds Composite consisted of one account through which assets of certain subsidiaries of American International Group, Inc., the parent company of the Manager, were invested. As of June 30, 2005, the AIGGIG Hedge Fund of Funds Composite included 11 Accounts with combined total assets of approximately $6.04 billion.

Securities transactions are accounted for on the trade date and accrual accounting is utilized. Cash and cash equivalents are included in the performance returns used in the AIGGIG Hedge Fund of Funds Composite. The Accounts that are included in the AIGGIG Hedge Fund of Funds Composite are in most instances not subject to the same types of expenses to which the Fund is subject or to the diversification requirements, specific tax restrictions and investment limitations imposed on the Fund by the 1940 Act or Subchapter M of the Internal Revenue Code of 1986, as amended ("Code"). Consequently, the performance results for the AIGGIG Hedge Fund of Funds Composite may have been adversely affected if all of the Accounts included in the AIGGIG Hedge Fund of Funds Composite had been regulated as investment companies under the federal securities laws or taxed as regulated investment companies under the Code.

Unless otherwise indicated below, the AIGGIG Hedge Fund of Funds Composite performance information has been computed gross of applicable management fees and incentive compensation. Management fees and incentive compensation applicable to the Accounts included in the Composite vary from Account to Account. The highest management fee for any Account included in the Composite is 1.5% per annum (exclusive of any applicable incentive fee) and the lowest management fee for certain proprietary Accounts is zero (with no applicable incentive fee). The highest applicable annual incentive fee (which is accrued and paid annually) is 20% of the Account's net capital appreciation for the annual period (including realized and unrealized gains and any dividends and distributions made on securities held by the Account) and the lowest incentive fee (which applies to certain proprietary accounts) is zero. You should keep in mind that if applicable management fees and incentive compensation had been reflected, the performance of the AIGGIG Hedge Fund of Funds Composite would have been reduced. The following is an example of the effect of compounded advisory and incentive fees over a period of time on the value of a client's portfolio: A portfolio with a beginning value of $100, gaining an annual return of 10% per annum would grow to $259 after 10 years, assuming no fees have been paid out.  Conversely, a portfolio with a beginning value of $100, gaining an annual return of 10% per annum, but paying a management fee of 1.75% per annum and an incentive fee of 5.00% for returns over 5.00%, would only grow to $210 after 10 years. The annualized returns over the 10 year time period are 10.00% (gross of fees) and 7.68% (net of fees).  If the fee in the above example were 0.25% per annum, the portfolio would grow to $253 after 10 years and return 9.73% net of fees.  The fees were calculated on a monthly basis, which shows the maximum effect of compounding.

In order to illustrate the gross of fees performance for the Composite over various time periods, as well as to compare the performance information for the Composite to the performance of various securities market indices over the same time periods, the following information is provided below:

(1) AIGGIG Hedge Fund of Funds Composite: Quarterly and Annual Returns (1988-June 2005); and

(2) AIGGIG Hedge Fund of Funds Composite: Annualized Performance for 1-Year, 3-Years, 5-Years, 10-Years and Since Inception Versus Selected Indices (Bar Chart) and a Risk/Return Analysis (15 years ending June 2005) (Scatter Chart).

THIS DATA SHOULD BE READ IN CONJUNCTION WITH THE NOTES HERETO. PLEASE NOTE THAT INVESTING IN THE FUND INVOLVES A HIGH DEGREE OF RISK. YOU CAN LOSE MONEY. PERFORMANCE AND OTHER INFORMATION CONTAINED HEREIN HAS BEEN OBTAINED BY THE FUND FROM SOURCES BELIEVED TO BE ACCURATE, BUT NO WARRANTY IS MADE AS TO THE ACCURACY OR COMPLETENESS THEREOF.

TABLE 1: AIGGIG HEDGE FUND OF FUNDS COMPOSITE QUARTERLY AND ANNUAL RETURNS (GROSS OF FEES ASSUMING )1, 2, 3

Date	Quarter
3/31/1988	11.44%
6/30/1988	5.76%
9/30/1988	-1.43%
12/31/1988	1.36%

YEAR END RETURN		17.75%

3/31/1989	6.28%
6/30/1989	15.38%
9/30/1989	1.63%
12/31/1989	-1.95

YEAR END RETURN		22.19%

3/31/1990	-0.09%
6/30/1990	2.90%
9/30/1990	-0.64%
12/31/1990	2.38%

YEAR END RETURN		4.58%

3/31/1991	9.39%
6/30/1991	4.75%
9/30/1991	8.55%
12/31/1991	5.57%

YEAR END RETURN		31.32%

3/31/1992	6.86%
6/30/1992	5.69%
9/30/1992	5.13%
12/31/1992	3.23%

YEAR END RETURN		22.56%

3/31/1993	6.69%
6/30/1993	8.62%
9/30/1993	4.86%
12/31/1993	6.72%

YEAR END RETURN		29.69%

3/31/1994	-4.83%
6/30/1994	-1.23%
9/30/1994	1.18%
12/31/1994	-2.35%

YEAR END RETURN		-7.12%

3/31/1995	1.29%
6/30/1995	3.64%
9/30/1995	6.42%
12/31/1995	2.52%
YEAR END RETURN		14.52%

3/31/1996	3.84%
6/30/1996	3.01%
9/30/1996	1.57%
12/31/1996	3.02%

YEAR END RETURN		11.93%

3/31/1997	3.46%
6/30/1997	4.84%
9/30/1997	7.79%
12/31/1997	-0.36%

YEAR END RETURN		16.49%

3/31/1998	3.50%
6/30/1998	-0.26%
9/30/1998	-9.51%
12/31/1998	-0.49%

YEAR END RETURN		-7.05%

3/31/1999	1.20%
6/30/1999	6.84%
9/30/1999	0.56%
12/31/1999	6.83%

YEAR END RETURN		16.14%

3/31/2000	6.21%
6/30/2000	1.00%
9/30/2000	3.70%
12/31/2000	0.99%

YEAR END RETURN		12.34%

3/31/2001	2.56%
6/30/2001	1.25%
9/30/2001	-0.07%
12/31/2001	1.79%

YEAR END RETURN		5.63%

3/31/2002	1.73%
6/30/2002	-0.09%
9/30/2002	-0.43%
12/31/2002	2.39%

YEAR END RETURN		3.62%

3/31/2003	1.67%
6/30/2003	5.03%
9/30/2003	1.78%
12/31/2003	3.88%

YEAR END RETURN		12.90%

3/31/2004	3.78%
6/30/2004	0.16%
9/30/2004	1.26%
12/31/2004	5.00%

YEAR END RETURN		10.52%

3/31/2005	1.22%
6/30/2005	0.67%

1/1/1988 through 6/30/2005: 12.08% (annualized)

THE FOLLOWING NOTES ARE AN INTEGRAL PART HEREOF

1.	During the periods shown, the total net assets under management in the AIGGIG Hedge Fund of Funds Composite ranged from $23,175,188 to $4,889,200,642

2.

AIGGIG Hedge Fund of Funds Composite (Gross of Fees) performance is presented on a "gross" basis and does not reflect the deduction of any applicable fees or charges, which would have reduced the returns shown.

3.

The AIGGIG Hedge Fund of Funds Composite has been prepared by the Manager and is unaudited. The Manager used monthly audited and unaudited valuations provided by the underlying investment vehicles in the Accounts' portfolios. All performance information presented after 9/30/04 may be subject to later adjustment or revision which could impact the performance indicated above. Valuations based upon unaudited or estimated reports from these investment vehicles for the time period from October 1, 2004 through June 30, 2005 may be subject to later adjustment or revision which could impact the performance indicated above.

TABLE 2: AIGGIG HEDGE FUND OF FUNDS COMPOSITE: VERSUS MAJOR EQUITY AND BOND INDICES (1988-June 2005) 1 -- Annualized Returns (Bar Chart) and Risk/Return Analysis (Scatter Chart)

THE FOLLOWING NOTES ARE AN INTEGRAL PART HEREOF

1.	Performance longer than one year is shown on an annualized basis.
2.

The AIGGIG Hedge Fund of Funds Composite (Gross of Fees) performance is presented on a "gross" basis and does not reflect the deduction of any applicable fees or charges, which would have reduced the returns shown. The AIGGIG Hedge Fund of Funds Composite (Gross of Fees) has been prepared by the Manager and is unaudited. The Manager used monthly audited and unaudited valuations provided by the underlying investment vehicles in the Accounts' portfolios. Valuations based upon unaudited or estimated reports from these investment vehicles for the time period from October 1, 2004 through June 30, 2005 may be subject to later adjustment or revision which could impact the performance indicated above.

3.

The Lehman U.S. Aggregate Bond Index® is an unmanaged index that represents securities that are US domestic, taxable, and dollar denominated. It covers the U.S. investment grade fixed rate bond market, with index components for government and corporate securities, mortgage pass-through securities, and asset-backed securities.

4.	The S&P 500® is unmanaged index and represents the common stock prices of 500 widely held U.S. stocks and includes reinvestment of dividends.

AIGGIG Hedge Fund of Funds Composite Risk/Return Analysis (15 years ending June 30, 2005)

THE FOLLOWING NOTES ARE AN INTEGRAL PART HEREOF

1

Standard deviation is a statistical measure of the degree to which an individual value in a probability distribution tends to vary from the mean of the distribution.  Typically, the greater degree of dispersion, the greater the risk. Standard deviation figures shown beyond one-year are shown on an annualized basis.

2	Performance longer than one year is shown on an annualized basis.
3.

The AIGGIG Hedge Fund of Funds Composite (Gross of Fees) performance is presented on a "gross" basis and does not reflect the deduction of any applicable fees or charges, which would have reduced the returns shown.  The AIGGIG Hedge Fund of Funds Composite (Gross of Fees) has been prepared by the Manager and is unaudited. The Manager used monthly audited and unaudited valuations provided by the underlying investment vehicles in the Accounts' portfolios. Valuations based upon unaudited or estimated reports from these investment vehicles for the time period from October 1, 2004 through June 30, 2005 may be subject to later adjustment or revision which could impact the performance indicated above.

4.

The Lehman U.S. Aggregate Bond Index® is an unmanaged index that represents securities that are U.S. domestic, taxable, and dollar denominated, and covers the U.S. investment grade fixed rate bond market, with index components for government and corporate securities, mortgage pass-through securities, and asset-backed securities.

5.	The S&P 500® is unmanaged index and represents the common stock prices of 500 widely held U.S. stocks and includes reinvestment of dividends.

APPENDIX C

HISTORICAL PERFORMANCE INFORMATION FOR THE FUND

The following table provides information concerning the historical performance of the Fund. The performance information for the Fund is for the period from the inception of the Fund on August 1, 2004 through the quarter ended June 30, 2005. The performance information for the Fund has not been annualized. Please note that the Fund's historical performance results are not necessarily indicative of future results of the Fund. The Fund's operating history is relatively short and its performance results, as provided below, should not be assumed to remain constant over time.

Total Return, Net of Fees,¹ (except incentive fees)	Total Return, Net of Fees,² (including incentive fees)	Total Return, Gross of All Fees³

5.84%	5.55%	7.43%

_______________________

1

The total return of the Fund assumes a purchase of a share in the Fund at the beginning of the period and a sale of a share on the last day of the period and does not reflect the deduction of placement fees, if any, incurred when purchasing a share of the Fund. Pursuant to an Expense Limitation Agreement between the Fund and the Manager, the Manager has contractually agreed to waive the investment management or administration fees and/or to reimburse the Fund's other expenses (but excluding all interest, taxes, brokerage commissions, extraordinary fees and expenses not incurred in the ordinary course of the Fund's business, and any performance fee or incentive fee or compensation paid by the Fund to the Manager pursuant to the Management Agreement) in order to limit the Fund's annualized expenses to 1.75% of the Fund's net assets (based on the average month-end net assets of the Fund). The Expense Limitation Agreement is currently intended to remain in place through March 31, 2006. Absent such Expense Limitation Agreement, the Fund's annualized expense ratio for the period ended June 30, 2005 would have been 3.39%.

2

The incentive fee, which is accrued monthly and payable to the Manager quarterly in arrears, is 5% of the net capital appreciation of the Fund in excess of any prior "high water mark" to the extent that the incentive fee does not reduce the Fund's net capital appreciation below an annual, non-cumulative preferred return equal to the annualized one-year U.S. Treasury bill rate. "Net capital appreciation" is the excess of the fair market value of the Fund's net assets at the end of a quarter over the fair market value of the Fund's net assets at the beginning of the quarter (or, during the Fund's first fiscal year, the fair market value of the Fund's net assets at inception), adjusted for the current quarter's purchases of Shares and distributions and any repurchases of Shares. Reference to a "high water mark" means that no incentive fee will be accrued or paid to the Manager unless and until the fair market value of the Fund's net assets exceeds the highest previous value (adjusted for subsequent Share purchases, distributions and any repurchases of Shares) as of any prior quarter, and any incentive fee will be calculated only on the amount of any such excess. For purposes of determining the incentive fee, the Fund's net assets include portfolio assets and accrued income and will be decreased by liabilities and accrued expenses (excluding any accrual for the incentive fee).

3

The gross of all fees total return information for the Fund assumes that no fees or expenses of the Fund were deducted in determining the historical performance of the Fund. The gross of all fees total return information for the Fund has been provided for comparative information purposes and is not indicative of the net of fees returns of the Fund.

INVESTORS IN THE FUND SHOULD RETAIN THIS SUPPLEMENT TO THE PPM
 FOR FUTURE REFERENCE

PARTS A and B

This filing amends and supplements, and is not intended to otherwise supersede, the Private Placement Memorandum of the Registrant, dated July 14, 2004, which was included in Amendment No. 2 to Registrant's Registration Statement (SEC File No. 811-21590), as filed with the SEC on July 19, 2004.

PART C:

OTHER INFORMATION

AIG STRATEGIC HEDGE FUND OF FUNDS (the "Fund")

Item 24. Financial Statements and Exhibits

(1)	Financial Statements of the Registrant

Annual Report to Shareholders for the period ended March 31, 2005, as contained in the Form N-CSR as filed with the SEC on June 9, 2005 (incorporated by reference to the Form N-CSR filing made on June 9, 2005.

(2)	Exhibits:

	(a)(1)	Declaration of Statutory Trust of the Fund.*

	(a)(2)	Certificate of Statutory Trust.*

	(b)	By-laws of the Fund.*

	(c)	Not applicable.

	(d)	Refer to Exhibits (2)(a) and (2)(b).

	(e)	Not applicable.

	(f)	Not applicable.

	(g)	Management Agreement between the Fund and AIG Global Investment Corp.*

	(h)	Not applicable.

	(i)	Not applicable.

	(j)	Custodian Agreement between the Fund and PFPC Trust Company is filed herewith.

	(k)(1)	Administration Agreement between the Fund and AIG Global Investment Corp. is filed herewith.

	(k)(2)	Sub-Administration Agreement among the Fund, AIG Global Investment Corp. and PFPC Inc. is filed herewith.

	(k)(3)	Expense Limitation Agreement between the Registrant and AIG Global Investment Corp. is filed herewith.

	(l)	Not applicable.

	(m)	Not applicable.

	(n)	Not applicable.

	(o)	Not applicable.

	(p)	Purchase Agreement for Initial Capital.*

	(q)	Not applicable.
	(r)(1)	Rule 17j-1 Code of Ethics of the Fund.*
	(r)(2)	Rule 17j-1 Code of Ethics of the investment manager AIG Global Investment Corp.*
	(r)(3)	Rule 17j-1 Code of Ethics of the placement agent AIG Equity Sales Corp.*

*	As filed in the initial registration statement on June 9, 2004, and incorporated by reference herein.

Item 25. Marketing Arrangements

                Not Applicable.

Item 26. Other Expenses of Issuance and Distribution of Securities Being Registered

                Not Applicable.

Item 27. Persons Controlled by or Under Common Control With Registrant

                None

Item 28. Number of Holders of Securities

Title of Class: Shares of Beneficial Interests	Number of Record Holders: 3

Item 29. Indemnification

ARTICLE VII, Section 2 of the Fund's Articles of Incorporation states as follows:

(a)

A Trustee or officer of the Trust, when acting in such capacity, shall not be personally liable to any person for any act, omission, or obligation of the Trust or any Trustee or officer. A Trustee or officer shall not be liable for any act or omission or any conduct whatsoever in his or her capacity as Trustee or officer, provided that nothing contained herein or in the Delaware Act shall protect any Trustee against any liability to the Trust or to Shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the office of Trustee or officer hereunder. No Trustee who has been designated an "audit committee financial expert" (for purposes of Section 407 of the Sarbanes-Oxley Act of 2002 or any successor provision thereto, and any rules issued thereunder by the Commission) in the Trust's registration statement or other reports required to be filed with the Commission shall be subject to any greater duty of care in discharging such Trustee's duties and responsibilities by virtue of such designation than is any Trustee who has not been so designated.

(b)	Subject to the exceptions and limitations contained in Subsection 2(c) of this Article VII:
(i)

every person who is, has been, or becomes a Trustee or officer of the Trust (hereinafter referred to as a "Covered Person") shall be indemnified by the Trust to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she becomes involved as a party or otherwise by virtue of his or her being or having been a Trustee or officer and against amounts paid or incurred by him or her in the settlement thereof;

(ii)

the words "claim," "action," "suit," or "proceeding" shall apply to all claims, actions, suits, or proceedings (civil, criminal, or other, including appeals), actual or threatened while in office or thereafter, and the words "liability" and "expenses" shall include, without limitation, attorneys' fees, costs, judgments, amounts paid in settlement, fines, penalties, and other liabilities.

(c)

No indemnification shall be provided hereunder to a Covered Person: who shall have been adjudicated by a court or body before which the proceeding was brought (A) to be liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office or (B) not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Trust.

(d)

The Trust's financial obligations arising from the indemnification provided herein may be insured by policies maintained by the Trust, shall be severable, shall not be exclusive of or affect any other rights to which any Covered Person may now or hereafter be entitled, shall continue as to a person who has ceased to be a Covered Person, and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect any rights to indemnification to which Trust personnel, other than Covered Persons, and other persons may be entitled by contract or otherwise under law.

(e)

Expenses in connection with the defense of any claim, action, suit, or proceeding of the character described in Subsection 2(a) of this Article may be paid by the Trust or Series or Class from time to time prior to final disposition thereof upon receipt of an undertaking by or on behalf of such Covered Person that such amount will be paid over by him or her to the Trust or Series if it is ultimately determined that he or she is not entitled to indemnification under this Section 2; provided, however, that either (i) such Covered Person shall have provided appropriate security for such undertaking, (ii) the Trust is insured against losses arising out of any such advance payments, or (iii) either a majority of the Trustees who are neither Interested Persons of the Trust nor parties to the matter, or  independent legal counsel in a written opinion, shall have determined, based upon a review of readily available facts (as opposed to a trial-type inquiry or full investigation), that there is reason to believe that such Covered Person will be found entitled to indemnification under this Section 2.

(f)

All persons extending credit to, contracting with, or having any claim against the Trust shall look only to the assets of the Trust or appropriate Series of the Trust for payment under such credit, contract, or claim; and neither the Trustees nor the Shareholders, nor any of the Trust's officers, employees, or agents, whether past, present, or future, shall be personally liable therefor.

(g)

Every note, bond, contract, instrument, certificate, or undertaking, and every other act or thing whatsoever executed or done by or on behalf of the Trust or the Trustees by any of them in connection with the Trust, shall conclusively be deemed to have been executed or done only in or with respect to his, her, or their capacity as Trustee or Trustees, and such Trustee or Trustees shall not be personally liable thereon. At the Trustees' discretion, any note, bond, contract, instrument, certificate, or undertaking made or issued by the Trustees or by any officer or officers may give notice that the Certificate of Trust is on file in the Office of the Secretary of State of the State of Delaware and that a limitation on liability of Series exists and such note, bond, contract, instrument, certificate, or undertaking may, if the Trustees so determine, recite that the same was executed or made on behalf of the Trust by a Trustee or Trustees in such capacity and not individually and that the obligations of such instrument are not binding upon any of them or the Shareholders individually but are binding only on the assets and property of the Trust or a Series thereof, and may contain such further recital as such Person or Persons may deem appropriate. The omission of any such notice or recital shall in no way operate to bind any Trustees, officer, or Shareholders individually.

ARTICLE VI of the Fund's By-laws states as follows:

1. Indemnification. Subject to the exceptions and limitations contained in Section 2 of this Article VI, every Agent shall be indemnified by the Trust to the fullest extent permitted by law against all liabilities and against all Expenses reasonably incurred or paid by him or her in connection with any Proceeding in which he or she becomes involved as a party or otherwise by virtue of his or her being or having been an Agent.

2. Limitations, Settlements. No indemnification shall be provided hereunder to an Agent:

(A)

who shall have been adjudicated, by the court or other body before which the Proceeding was brought, to be liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office (collectively, "Disabling Conduct"); or
(B)

with respect to any Proceeding disposed of (whether by settlement, pursuant to a consent decree or otherwise) without an adjudication by the court or other body before which the Proceeding was brought that such Agent was liable to the Trust or its Shareholders by reason of Disabling Conduct, unless there has been a determination that such Agent did not engage in Disabling Conduct:

(ii)	by the court or other body before which the Proceeding was brought;
(iii)

by at least a majority of those Trustees who are neither Interested Persons (as that term is defined in the 1940 Act) of the Trust nor parties to the Proceeding based upon a review of readily available facts (as opposed to a full trial-type inquiry); or

(iv)	by written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial type inquiry);

, however, that indemnification shall be provided hereunder to an Agent with respect to any Proceeding in the event of (1) a final decision on the merits by the court or other body before which the Proceeding was brought that the Agent was not liable by reason of Disabling Conduct, or (2) the dismissal of the Proceeding by the court or other body before which it was brought for insufficiency of evidence of any Disabling Conduct with which such Agent has been charged.

3. Insurance, Rights Not Exclusive. The Trust's financial obligations arising from the indemnification provided herein (i) may be insured against by policies maintained by the Trust on behalf of any Agent, (ii) shall be severable, (iii) shall not be exclusive of or affect any other rights to which any agent may now or hereafter be entitled, and (iv) shall inure to the benefit of the Agent's heirs, executors, and administrators.

4. Advance of Expenses. Expenses incurred by an Agent in connection with the defense of any Proceeding may be paid by the Trust from time to time prior to final disposition thereof upon receipt of an undertaking by, or on behalf of, such Agent that such amount will be paid over by him or her to the Trust if it is ultimately determined that he or she is not entitled to indemnification under this Article VI; provided, however, that (a) such Agent shall have provided appropriate security for such undertaking, (b) the Trust is insured against losses arising out of any such advance payments, or (c) either a majority of the Trustees who are neither Interested Persons of the Trust nor parties to the Proceeding, or independent legal counsel in a written opinion, shall have determined, based upon a review of the readily available facts (as opposed to a trial-type inquiry or full investigation), that there is reason to believe that such Agent will be found entitled to indemnification under this Article VI.

5. Fiduciaries of Employee Benefit Plan. This Article does not apply to any Proceeding against any trustee, investment manager, or other fiduciary of an employee benefit plan in that person's capacity as such, even though that person may also be an Agent of this Trust. Nothing contained in this Article shall limit any right to indemnification to which such a trustee, investment manager, or other fiduciary may be entitled by contract or otherwise, which shall be enforceable to the extent permitted by applicable law other than this Article VI.

Section 6 of the Placement Agency Agreement between the Fund and AIG Equity Sales Corp. states as follows:

        (a) The Fund agrees to indemnify and hold harmless the Agent and each person, if any, who controls the Agent within the meaning of the 1940 Act ("Agent Control Person"), against any losses, claims, damages, liabilities, or expenses (including, unless the Fund elects to assume the defense as hereinafter provided, the reasonable cost of investigating and defending against any claims therefor and counsel fees incurred in connection therewith), joint or several (for purposes of this paragraph, "Losses"), which: (1) are based on the ground or alleged ground that the Fund PPM or any supplemental sales material supplied or approved in writing by an officer of the Fund (provided that such supplemental sales material is accompanied or preceded by the Fund PPM), includes or allegedly includes an untrue statement of material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of the Agent or any Agent Control Person, specifically for use in the preparation thereof; or (2) arise out of the Fund's material breach of a representation or warranty, covenant or agreement contained in this Agreement; provided, however, that the Fund shall not indemnify or hold harmless the Agent or any Agent Control Person against any Losses caused by the Agent's or the Agent Control Person's willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by the reckless disregard of its obligations and duties under this Agreement. Notwithstanding the foregoing, the Fund shall not be liable with respect to any claims made against the Agent or any Agent Control Person unless the Agent or such Agent Control Person notified the Fund in writing within a reasonable time after the summons or other first legal process providing information of the nature of the claim was served upon the Agent or such Agent Control Person, but failure to notify the Fund of any such claim shall not relieve it from any liability that it may have to the Agent or such Agent Control Person for acts or alleged acts other than those described in (1) and (2) of the preceding sentence.

        The Fund will be entitled, at its own expense, to participate in or assume the defense of any suit brought to enforce any such liability, and if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by it. In the event the Fund elects to assume the defense of any such suit and retain such counsel, the Agent or such Agent Control Person or persons, as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless: (i) the Fund specifically authorizes the retention of such counsel or (ii) the Agent or any Agent Control Person who is a party to the suit has been advised by counsel acceptable to the Fund that one or more material legal defenses may be available to the Agent or the Agent Control Persons that may not be available to the Fund or its control persons (as defined below), in which case the Fund shall not be entitled to assume the defense of such suit notwithstanding its obligation to bear the reasonable fees and expenses of counsel for the Agent and the Agent Control Persons. In no event shall the Fund be liable for the fees and expenses of more than one counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. The Fund shall not be liable to or indemnify any person for any settlement of any such claim effected without the consent of the Fund, which it shall not unreasonably withhold.

        (b) The Agent agrees to indemnify and hold harmless the Fund, each of the Fund's Shareholders, trustees, officers and each person, if any, who controls the Fund within the meaning of the 1940 Act (for purposes of this paragraph, "Fund Control Person") against any losses, claims, damages, liabilities, or expenses (including, unless Agent elects to assume the defense, the reasonable cost of investigating and defending against any claims therefor and counsel fees incurred in connection therewith), joint or several (for purposes of this paragraph, "Losses"), which: (i) may be based on the ground or alleged ground that the Fund PPM or any supplemental sales material used by the Agent, includes or allegedly includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which it was made, not misleading, but only insofar as such statement or omission: (A) was made in reliance upon, and in conformity with, written information furnished to the Fund by or on behalf of the Agent or any Agent Control Person specifically for use in the preparation thereof, or (B) relates to any such supplemental sales material not supplied by the Fund or approved by it in writing; (ii) arises out of any acts or omissions by the Agent that cause the offering to involve an offering that is not exempt from registration pursuant to Section 4(2) of the 1933 Act or Regulation D thereunder; (iii) arises out of the Agent's failure to be properly licensed to sell Shares; or (iv) arises out of the Agent's material breach of a representation or warranty or covenant or agreement contained in this Agreement. Notwithstanding the foregoing, the Agent shall not be liable with respect to any claims made against the Fund or any Fund Control Person unless the Fund or Fund Control Person notified the Agent in writing within a reasonable time after the summons or other first legal process providing information of the nature of the claim served upon the Fund or Fund Control Person, but failure to notify the Agent of such claim shall not relieve the Agent from any liability that the Agent may have to the Fund or Fund Control Person for acts or alleged acts other than those described in (i) through (iv) of the preceding sentence.

        The Agent shall be entitled, at its own expense, to participate in or assume the defense of any suit brought to enforce any such liability, and if the Agent elects to assume the defense, such defense shall be conducted by counsel chosen by it. In the event that the Agent elects to assume the defense of any such suit and retain such counsel, the Fund and any Fund Control Person, as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Agent specifically authorized the retention of such counsel or (ii) the Fund or any Fund Control Person who is a party to the suit has been advised by counsel acceptable to the Agent that one or more material legal defenses may be available to the Fund or Fund Control Persons that may not be available to the Agent or its controlling person or persons, in which case the Agent shall not be entitled to assume the defense of such suit notwithstanding the Agent's obligation to bear the reasonable fees and expenses of such counsel. The Agent shall not be liable to indemnify any person for any settlement of any such claim effected without the Agent's consent, which it shall not unreasonably withhold.

Section 14 of the form of Investment Management Agreement between the Fund and AIG Global Investment Corp. states as follows:

        (a) The Fund will indemnify the Adviser and any Adviser Affiliate, and each of their partners, members, directors, officers, and employees and any of their affiliated persons, executors, heirs, assigns, successors, or other legal representatives (each an "Indemnified Person") against any and all costs, losses, claims, damages, or liabilities, joint or several, including, without limitation, reasonable attorneys' fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person's duties in respect of the Fund, except those resulting from the willful misfeasance, bad faith or gross negligence of an Indemnified Person or the Indemnified Person's reckless disregard of such duties and, in the case of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions unlawful (collectively, "disabling conduct"). Indemnification shall be made following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct; or (ii) a reasonable determination that the Indemnified Person is entitled to indemnification hereunder, provided that such determination is based upon a review of the facts and reached by (A) the vote of a majority of the Fund's Trustees who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board, further provided that such counsel's determination be written and provided to the Board. A Fund shall advance to an Indemnified Person reasonable attorneys' fees and other costs and expenses incurred with respect to the Fund in connection with defense of any action or proceeding arising out of such performance or non-performance. The Adviser agrees, and each other Indemnified Person will be required to agree as a condition to any such advance from the Fund, that if one of the foregoing parties receives any such advance, the party will reimburse the Fund for such fees, costs, and expenses to the extent that it shall be determined that the party was not entitled to indemnification under this paragraph. The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law.

        (b) Notwithstanding any of the foregoing, the provisions of this Section 14 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under federal securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited, or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this paragraph to the fullest extent permitted by law. The provisions of this paragraph shall survive the termination or cancellation of this Agreement.

Item 30. Business and Other Connections of Investment Adviser

        Information as to the directors and officers of the AIG Global Investment Corp., the Registrant's investment adviser ("Adviser"), together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by the directors and officers of the Adviser in the last two years, is included in its application for registration as an investment adviser on Form ADV (File No. 801-18759) filed under the Investment Advisers Act of 1940 and is incorporated herein by reference thereto.

Item 31. Location of Accounts and Records

        All accounts, books, and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the rules promulgated thereunder are maintained at the offices of (1) the Registrant, (2) the Registrant's Adviser, (3) the Registrant's Custodian, (4) the Registrant's Sub-Administrator and (5) Placement Agent. The address of each is as follows:

1.	AIG Strategic Hedge Fund Of Funds 599 Lexington Avenue New York, NY 10022

2.	AIG Global Investment Corp. 70 Pine Street New York, NY 10270

3.	PFPC Trust Company 301 Bellevue Parkway Wilmington, DE 19809

4.	PFPC Inc. 400 Bellevue Parkway Wilmington, DE 19809

5.	AIG Equity Sales Corp 0 Pine Street New York, NY 10270

Item 32. Management Services

        Not applicable.

Item 33. Undertakings

        Not applicable.

EXHIBIT LIST

(j)         Custodian Agreement

(k)(1)   Administration Agreement

(k)(2)   Sub-Administration Agreement

(k)(3)  Expense Limitation Agreement

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York in the state of New York on the 13th day of September, 2005.

AIG STRATEGIC HEDGE FUND OF FUNDS

By:	/s/ Robert Discolo
Name: Robert Discolo
Title: Principal Executive Officer